CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-177070 of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-4 of our report dated April 8, 2014 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company of New York appearing in the Statement of Additional Information, which is incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-177070 filed on April 29, 2014, which is part of this Registration Statement, as amended.
We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.”
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
December 18, 2014